Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 30, 2005, relating to the consolidated financial statements of Education Realty Trust, Inc. as of December 31, 2004 and for the period July 12, 2004 (date of formation) through December 31, 2004, the combined financial statements of Education Realty Trust Predecessor as of December 31, 2004 and 2003 and each of the three years in the period ended December 31, 2004, the financial statements of National Development/Allen & O’Hara CUPA, LLC as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the period April 1, 2003 (date operations commenced) to December 31, 2003, the financial statements of National Development/Allen & O’Hara Lock Haven, LLC as of December 31, 2004 and for the year then ended, the financial statements of National Development/Allen & O’Hara Clarion, LLC as of December 31, 2004 and for the year then ended, all appearing in the Annual Report on Form 10-K of Education Realty Trust, Inc. for the year ended December 31, 2004, and our reports dated January 24, 2006, relating to the combined statement of certain revenues and certain expenses of the Place Portfolio for the year ended December 31, 2004, appearing in the Current Report on Form 8-K/A of Education Realty Trust, Inc. filed on January 25, 2006, and the statement of certain revenues and certain expenses of Campus Lodge of Gainesville, Inc. for the year ended December 31, 2004, appearing in the Current Report on Form 8-K of Education Realty Trust, Inc. filed on January 25, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/  Deloitte & Touche LLP

Memphis, Tennessee

January 25, 2006